Exhibit 10.13

FOXHOLLOW TECHNOLOGIES, INC.

SECOND AMENDMENT TO

THE AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS SECOND AMENDMENT TO THE AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Amendment”) dated October 25, 2004 (the “Effective Date”) is made to the Amended and Restated Investors’ Rights Agreement dated February 24, 2004, as amended (the “Rights Agreement”), by and among FoxHollow Technologies, Inc., a Delaware corporation (the “Company”) and the holders of a majority-in-interest of the Company’s outstanding Registrable Securities (the “Investors”). All defined terms used in this Amendment not otherwise defined herein shall have the same meaning as set forth in the Rights Agreement.

WHEREAS, certain stockholders of the Company have the right of first offer to purchase all or any portion of such stockholder’s pro rata share of the New Securities that the Company may, from time to time propose to sell and issue (the “Right of First Offer”);

WHEREAS, pursuant to Section 4.1(c) of the Rights Agreement, the Right of First Offer expires upon the occurrence of certain events, including the closing of the first firmly underwritten public offering of Common Stock of the Company pursuant to a registration statement filed with, and declared effective by, the Commission under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public at a per share price of at least $3.75 and at an aggregate offering price of not less than $20,000,000; and

WHEREAS, the Company and the Investors desire to amend Section 4.1(c) of the Rights Agreement so that the Right of First Offer expires upon the closing of the Company’s initial public offering at an aggregate offering price of at least $20,000,000, irrespective of the price per share of the Common Stock sold in such offering.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree to amend the Rights Agreement as follows:

I.	Amendment

A. Section 4.1(c) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(c) The right of first offer granted under this Agreement shall not apply to and shall expire upon the closing of the first firmly underwritten public offering of Common Stock of the Company that is pursuant to a registration statement filed with, and declared effective by, the Commission under the Securities Act, covering the offer and sale of Common Stock to the public at an aggregate offering price (before deduction for underwriter commissions and expenses) of not less than twenty million dollars ($20,000,000) (a “Qualified IPO”) or upon an Acquisition of the Company (as defined in Section 3.13).”

II.	Miscellaneous.

A. Governing Law. This Amendment shall be governed by and construed and interpreted under the laws of the State of California without reference to conflicts of law principles.

B. Modification. This Amendment may not be altered, amended or modified in any way except by written consent of the Company and the holders of a majority-in-interest of the Company’s outstanding Registrable Securities. Waiver of any term or provision of this Amendment or forbearance to enforce any term or provision by any party shall not constitute a waiver as to any subsequent breach or failure of the same term or provision or a waiver of any other term or provision of this Amendment.

C. Full Force and Effect. Except as amended hereby, the Rights Agreement shall remain in full force and effect.

D. Counterparts. This Amendment may be executed in counterparts, each of which shall be declared an original, but all of which together shall constitute one and the same instrument.

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This Amendment is executed as of the Effective Date.

FOXHOLLOW TECHNOLOGIES, INC.

By:	/s/ Robert Thomas
Robert Thomas
President and Chief Executive Officer

FoxHollow Technologies, Inc.

Second Amendment to Amended and Restated Investors’ Right Agreement